================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 24, 2006

                            SANGAMO BIOSCIENCES, INC.
               ---------------------------------------------------
               (Exact name of registrant specified in its charter)

            Delaware                   000-30171               68-0359556
-------------------------------       ------------         -------------------
(State or other jurisdiction of       (Commission           (I.R.S. Employer
         incorporation)               File Number)         Identification No.)

   501 Canal Blvd, Suite A100, Richmond, California              94804
   ------------------------------------------------           ----------
       (Address of principal executive offices)               (Zip Code)

           Registrant's telephone, including area code: (510) 970-6000


         --------------------------------------------------------------
         (Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On October 24, 2006, Sangamo BioSciences, Inc. (the "Company") entered into a Research, Development and Commercialization Agreement (the "Agreement") with Juvenile Diabetes Research Foundation International, a Pennsylvania nonprofit corporation ("JDRF"). Under the Agreement and subject to its terms and conditions, including the Company's achievement of certain milestones associated with the Company's Phase 2 clinical trial of SB-509 for the treatment of diabetic neuropathy, JDRF will pay the Company an aggregate amount up to $3,000,000. Furthermore, the Company is obligated to cover the costs of the Phase 2 trial that are not covered by JDRF's grant.

         SB-509 is administered as an injectable formulation of plasmid DNA that encodes a zinc finger protein transcription factor, designed to upregulate the VEGF-A gene. VEGF-A has been demonstrated to have direct neurotrophic and neuroprotective properties. The Company has completed a Phase 1a dose-escalation study and has an ongoing Phase 1b study of SB-509 in subjects with mild to moderate diabetic neuropathy.

         Pursuant to the Agreement, the Company is obligated to use commercially reasonable efforts to carry out the Phase 2 trial and, thereafter, to develop and commercialize, a product containing SB-509 for the treatment of diabetes and complications of diabetes. If the Company fails to satisfy such obligations, JDRF may have the right, subject to certain limitations, to obtain an exclusive, sublicensable license, of the intellectual property generated by the Company in the course of the Phase 2 trial, to make and commercialize products containing SB-509 for the treatment of diabetes and complications of diabetes (the "JDRF License"). If JDRF obtains such a license, it is obligated to pay to the Company a percentage of JDRF's revenues on account of product sales and sublicensing arrangements. If JDRF fails to satisfy its obligations to develop and commercialize a product containing SB-509 under the Agreement, then the JDRF License will terminate and the Company will receive a non-exclusive, fully paid license, for any intellectual property developed during JDRF's use of the JDRF License, to research, develop and commercialize products containing SB-509 for the treatment of diabetes and complications of diabetes.

         In addition, after the first commercial launch of SB-509 in a major market, JDRF has the right to receive, subject to certain limitations, annual payments from the Company, until such time when the total amount paid to JDRF, including payments made on account of the Company's licensing arrangements, equals three times the amount received by the Company from JDRF. If the Company's aggregate net sales of SB-509 products exceeds specified thresholds in the first 5 years after its first commercial launch in a major market, the Company is required to make certain payments to JDRF, provided that the aggregate amount of such payments shall not exceed two times the amount received by the Company from JDRF.

         The Agreement also provides that if the Company licenses its SB-509 program to a third party, the Company will use its best commercial efforts to include in the license agreement certain rights to terminate such license if the third party/licensee fails to develop and commercialize a product containing SB-509 for the treatment of diabetes and complications of diabetes. If the Company actually licenses its SB-509 program to a third party, JDRF has the right to receive, subject to certain limitations, a percentage of the consideration received by the Company from such license.

         The Agreement will terminate when no further payments are due or owed by either party under the Agreement, unless earlier terminated by either party upon the uncured material breach of the other party or by JDRF in the event that the FDA substantially changes the additional clinical endpoints in the Phase 2 protocol.

         JDRF was founded in 1970 by the parents of children with juvenile diabetes. Since its inception, JDRF has provided more than $1 billion to diabetes research worldwide. More than 80 percent of JDRF's expenditures directly support research and education about such research. JDRF's mission is to find a cure for diabetes and its complications through the support of research.

ITEM 7.01    REGULATION FD DISCLOSURE

         On October 26, 2006, the Company issued press releases announcing the transaction described in Item 1.01 above. A copy of the press releases is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM  9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits. The following document is filed as exhibits to this report:

     99.1     Press Release of Sangamo Biosciences, Inc., dated October 26, 2006

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  SANGAMO BIOSCIENCES, INC.


Date: October 26, 2006                            By:    /s/ Edward O. Lanphier
                                                         -----------------------
                                                  Name:  Edward O. Lanphier
                                                  Title: Chief Executive Officer